GreenKissNY Inc. 1-A

EXHIBIT 6.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of the 1st day of December, 2015 (the “Effective Time”) by and between Ann Anderson, on the one hand (the “Executive”), and GreenKissNY Inc., a Delaware corporation (the “Company”), on the other hand.

WHEREAS, the Company and the Executive desire to set forth, in a definitive employment agreement, their respective rights and obligations with respect to the Executive’s employment by the Company; and

WHEREAS, the Executive is a key employee of the Company with significant access to information concerning the Company, its subsidiaries and their respective businesses, and the disclosure or misuse of such information by the Executive would cause substantial harm to the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.      Employment. The Company agrees to employ the Executive, and the Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.

2.      Term. The term of this Agreement shall commence at the Effective Time and shall continue until for a period of three (3) years from the Effective Time, unless earlier terminated in accordance with Section 9 of this Agreement.

3.      Duties. The Executive is and will continue to serve as President, Chief Executive Officer and Chief Financial Officer (until the Company shall appoint a successor Chief Financial Officer) and shall have such duties and responsibilities consistent with such positions, as the Company’s board of directors (the “Board”) shall determine from time to time, which relate to the business of the Company, or its subsidiaries. The Executive shall report to the Board.

4.      Time Commitment. The Executive shall use the Executive’s best efforts to promote the interests of the Company, and shall devote time and efforts to its business and affairs. The Executive shall not engage in any other activity which could reasonably be expected to interfere with the performance of the Executive’s duties, services and responsibilities hereunder without the approval of the Board.

5.      Compensation and Benefits. During the term of the Executive’s employment under this Agreement, the Executive shall be entitled to compensation and benefits as follows:

(a)      Base Salary. The Company shall pay or cause to be paid to Executive a salary at the rate of one hundred and seventy-five thousand dollars ($175,000) annually before all customary payroll deductions (the “Base Salary”), payable in accordance with regular payroll practices of the Company; provided, however, that the Executive may defer a portion or all of the Base Salary if the Executive determines, in Executive’s sole discretion, that such deferral is in the best interests of the Company. She shall determine when to receive any such deferred Base Salary depending on the cash resources of the Company and its best interest. Executive has no obligation to defer any Base Salary.

(b)      Bonus. The Executive shall be eligible to be considered for an annual cash bonus (the “Bonus”), commencing with the 2015 calendar year. Bonus terms, eligibility and entitlement will be at the sole discretion of the Board, or a committee thereof, and will be contingent upon the Executive remaining actively employed with the Company through the date any Bonus is paid. The Executive shall not be entitled to any portion of any Bonus that might otherwise have been awarded for any calendar year during which the Executive’s employment terminates for any reason. All determinations regarding any Bonus will be made by the Board, or a committee thereof, in its sole discretion.

(c)      Benefits/Business Expense Reimbursement.

(i)      The Executive shall be entitled to receive customary benefits that are generally available to senior management of the Company in accordance with the then-existing terms and conditions of its benefits policies.

(ii)     The Executive’s benefits will include (i) four (4) weeks of paid vacation per year, which will accrue monthly, (ii) term life insurance with a death benefit in the amount of the Base Salary payable to a beneficiary designated by the Executive, (iii) standard short and long term disability benefits, (iv) standard health insurance benefits, and (v) participation in the Company’s 401(k) plan. Other than the 401(k) plan, the Company shall not be required to provide any pension or retirement benefits to the Executive. In the event the Executive receives payments from the disability insurer, the Company shall have the right to offset such payments against the Base Salary otherwise payable to Executive during the period for which such payments are made. The Executive represents and warrants that she has no reason to believe that she is not insurable with a reputable insurance company for the limits of the coverage discussed herein. If the Executive is deemed to be uninsurable for any of the coverage discussed herein, the Company shall not be deemed to be in breach of this Agreement for failing to provide such coverage. The Company may change any benefits contractor, in its sole discretion, and any such change will not be a breach of this Agreement.

(iii)   The Executive shall be entitled to reimbursement of all reasonable expenses incurred in the ordinary course of business on behalf of the Company, subject to the presentation of appropriate supporting documentation, expense statements, vouchers and/or such other supporting documentation as approved by or in accordance with policies established by the Board. When traveling on Company business, Executive may fly business class on any flight over three hours.

(d)      Withholding. The Company may withhold from any compensation payable to the Executive all applicable U.S. withholding and employment taxes and other statutory deductions.

(e)      Equity-Based Incentive Awards. While the Executive remains an employee of the Company, the Executive shall be eligible to participate in stock option, restricted stock and other equity incentive programs established by the Company from time to time to provide equity-based incentives to key employees of the Company. All such equity-based incentives shall be awarded in the discretion of the Board, or a committee thereof, pursuant to the terms of a stock option agreement, restricted stock agreement or other documentation required by the Board, or a committee thereof, and the Company’s equity incentive plan in effect at the time of such award, if any. The amount and vesting terms related to any such grant shall be in the discretion of the Board, or a committee thereof.

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6.      Confidentiality; Intellectual Property. The Executive agrees that during the Executive’s employment with the Company, whether or not under this Agreement, and at all times thereafter:

(a)      The Executive will not at any time, directly or indirectly, disclose or divulge any Confidential Information (as hereinafter defined), except as required in connection with the performance of the Executive’s duties for the Company, and except to the extent required by law (but only after the Executive has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure). As used herein, “Confidential Information” means all trade secrets and all other information of a business, financial, marketing, technical or other nature relating to the business of the Company including, without limitation, any customer or vendor lists, prospective customer names, financial statements and projections, know-how, pricing policies, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, computer hardware, software programs, business plans and projects pertaining to the Company and including any information of others that the Company has agreed to keep confidential; provided, however, that Confidential Information shall not include any information that is required to be disclosed by law, regulation (including without limitation applicable securities laws and regulations) or judicial order, or information that has entered or enters the public domain through (i) no fault of the Executive, and (ii) no breach by any other current or former employee of his/her confidentiality obligations to the Company.

(b)      The Executive shall make no use whatsoever, directly or indirectly, of any Confidential Information at any time, except as required in connection with the performance of the Executive’s duties for the Company.

(c)      Upon the Executive’s termination of employment for any reason, and upon the request of the Company at any time and for any reason, the Executive shall immediately deliver to the Company all materials (including all electronic and hard copies) in the Executive’s possession which contain or relate to Confidential Information.

(d)      All concepts, designs, machines, devices, uses, processes, technology, trade secrets, works of authorship, customer lists, plans, embodiments, inventions, improvements or related work product (collectively “Intellectual Property”) which Executive develops, conceives or first reduces to practice during the term of Executive’s employment hereunder, whether working alone or with others, shall be the sole and exclusive property of the Company, together with any and all Intellectual Property rights, including, without limitation, patent or copyright rights, related thereto, and Executive hereby assigns to the Company all of such Intellectual Property. “Intellectual Property” shall include only such concepts, designs, machines, devices, uses, processes, technology, trade secrets, customer lists, plans, embodiments, inventions, improvements and work product which (a) relate to Executive’s performance of services under this Agreement, to Company’s field of business or to Company’s actual or demonstrably anticipated research or development, whether or not developed, conceived or first reduced to practice during normal business hours or with the use of any equipment, supplies, facilities or trade secret information or other resource of the Company or (b) are developed in whole or in part on the Company’s time or developed using the Company’s equipment, supplies, facilities or trade secret information, or other resources of the Company, whether or not the work product relates to the Company’s field of business or the Company’s actual or demonstrably anticipated research..

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(e)      Executive shall disclose in writing all concepts, designs, processes, technology, plans, embodiments, inventions or improvements constituting Intellectual Property to the Company promptly after the development thereof. At the Company’s request and at the Company’s expense, Executive will assist the Company or its designee in efforts to protect all rights relating to such Intellectual Property. Such assistance may include, without limitation, the following: (a) making application in the United States and in foreign countries for a patent or copyright on any work products specified by the Company; (b) executing documents of assignment to the Company or its designee of all of Executive’s right, title and interest in and to any work product and related intellectual property rights; and (c) taking such additional action (including, without limitation, the execution and delivery of documents) to perfect, evidence or vest in the Company or its designee all right, title and interest in and to any Intellectual Property and any rights related thereto.

7.      Remedies. Without limiting the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Section 6 herein could result in irreparable injury to the Company for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the Executive from engaging in any activities prohibited by Section 6 herein or such other equitable relief as may be required to enforce specifically any of the covenants of Sections 6 herein. For purposes of Sections 6, and 7 of this Agreement, the term “Company” shall include the Company, and its subsidiaries, and the respective successors and assigns of each of the foregoing.

8.      Review of Agreement; Reasonable Restrictions. The Executive: (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel; (b) is voluntarily entering into this Agreement; (c) has not relied upon any representation or statement made by the Company (or its subsidiaries, affiliates, equity holders, agents, representatives, employees, or attorneys) with regard to the subject matter or effect of this Agreement; (d) acknowledges that the duration, geographical scope, and subject matter of Sections 6 and 7 of this Agreement are reasonable and necessary given the Executive’s unique position within the Company and special knowledge of the Company and its customers; (e) acknowledges that the duration and subject matter of Sections 6 and 7 of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests, and Confidential Information of the Company and its affiliates, and that the Company would not have entered into this Agreement without the benefit of such provisions; (f) acknowledges the significant consideration which she is receiving for entering into this Agreement; and (g) will be able to earn a satisfactory livelihood without violating this Agreement.

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9.      Termination.

(a)      General. The Executive’s employment with the Company may be terminated:

(i)      by the Company or the Executive for any reason upon 30 days prior written notice to the Company.

(b)      Effects of Termination.

(i)      Termination. If the Executive’s employment is terminated during the term of this Agreement for any reason, then the Company shall have no further obligation to provide the Executive with notice or to make any payments or provide any benefits (except for the continuation of benefits as and to the extent required by law under the Consolidated Budget Reconciliation Act (“COBRA”), or applicable state equivalent laws, or the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) to the Executive hereunder after the date of termination, except for payments of Base Salary for the remaining period of the term under the Agreement and properly documented expense reimbursement that had accrued but had not been paid prior to the date of such termination, and payments for any accrued but unused vacation time.

(ii)    Suspension of Payments. Notwithstanding the foregoing, if the Executive breaches the Executive’s obligations under Section 6 of this Agreement, the Company may immediately cease payments payable in accordance with this Section 9(b) and may recover all payments made to the Executive after the date of such breach. The cessation and recovery of these payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including without limitation the right to seek specific performance or an injunction.

10.    Other Agreements. The Company agrees that it shall not (i) assign duties or responsibilities to the Executive by the Board, which are inconsistent in a material and adverse respect with the Executive’s position(s) with the Company as of the date of this Agreement; or (i) relocate the Executive, without the Executive’s prior consent.

11.    Survival. The provisions of Sections 6 through 9 of this Agreement shall survive the term of this Agreement and the termination of the Executive’s employment with the Company and shall continue thereafter in full force and effect in accordance with their terms.

12.    Enforceability, etc. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

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13.    Notices. Any notice, demand or other communication given pursuant to this Agreement shall be in writing and shall be by electronic mail, personally delivered, sent by nationally recognized overnight courier or express mail, or mailed by first class certified or registered mail, postage prepaid, return receipt requested as follows:

(a)	If to the Executive:

Ann Anderson
c/o GreenKissNY Inc.
75 South Broadway, Suite 472
White Plains, NY 10601
E-mail: aanderson@GreenKissNY.com

(b)	If to the Company:

GreenKissNY Inc.
75 South Broadway, Suite 472
White Plains, NY 10601
E-mail: leifc@greenkissny.com

or at such other address as may have been furnished by such person in writing to the other party.

14.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to their conflict-of-law provisions.

15.    Amendments and Waivers. This Agreement may be amended or modified only by a written instrument signed by the Company and the Executive. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party. The waiver of a breach of any provision of this Agreement shall not be construed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.

16.    Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Executive and the Executive’s heirs, executors and administrators, and on the Company and its successors and assigns. The rights and obligations of the Executive hereunder are personal and may not be assigned without the prior written consent of the Company.

17.    Entire Agreement. This Agreement constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replaces and supersedes all other agreements and understandings relating hereto and to the Executive’s employment.

18.    Counterparts. This Agreement may be executed in two counterparts, including counterpart signature pages or counterpart facsimile or electronic transmission signature pages, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

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19.    No Conflicting Agreements. The Executive represents and warrants to the Company that the Executive is not a party to or bound by any confidentiality, non-competition, non-solicitation, employment, consulting or other agreement or restriction which could conflict with, or be violated by, the performance of the Executive’s duties to the Company or obligations under this Agreement.

20.    Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

21.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement.

22.    Key Person Insurance. The Executive acknowledges that the Company may wish to purchase insurance on the life of the Executive, the proceeds of which would be payable to the Company or an affiliate of same. The Executive hereby consents to such insurance and agrees to submit to any medical examination and release of medical records required to obtain such insurance.

23.    Cooperation. The Executive agrees to cooperate fully with the Company in the defense or prosecution of any threatened or actual claims, actions, arbitrations, audits, hearings, investigations, litigations or suits (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body or self-regulatory organization (“Proceedings”) which may be brought against or on behalf of the Company which relate to events that occurred or allegedly occurred during her employment with the Company. The Executive’s full cooperation in connection with such claims or actions shall include, without implication or limitation, being available to meet with counsel for the Company to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company at reasonable times designated by the Company. The Company agrees to reimburse the Executive for any reasonable out-of-pocket expenses that she incurs in connection with cooperation pursuant to this section, subject to the presentation of reasonable documentation.

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This Agreement has been executed and delivered as of the date first above written.

COMPANY:

GreenKissNY Inc.

By:	/s/ Leif Christoffersen
Name:	Leif Christoffersen
Title:	Chief Operating Officer

EXECUTIVE:

/s/ Ann Anderson
Ann Anderson